MYSOFTWARE COMPANY
                                 2197 E. Bayshore Road
                               	  Palo Alto, CA 94303

                            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   	To Be Held May 22, 1997

TO THE STOCKHOLDERS OF MYSOFTWARE COMPANY

 	NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MySoftware
Company, a Delaware corporation (the "Company"), will be held on Thursday, May
22, 1997  at  1:00 p.m. local time at 2197 E. Bayshore Road, Palo Alto,
California 94303, for the following purposes:

   1. To elect directors to serve for the ensuing year and until their successors are elected.

   2. To approve the 1995 Equity Incentive Plan, as amended.

   3. To ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for its fiscal year ending December 31, 1997.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 8, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.


                                         By Order of the Board of Directors




Palo Alto, California                          Michael H. Thoma
April 14, 1997                                 Secretary



ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE,
SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                              MYSOFTWARE COMPANY
                             2197 E. BAYSHORE ROAD
                              PALO ALTO, CA 94303

            	PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

	 The enclosed proxy is solicited on behalf of the Board of Directors of MySoftware Company, a Delaware corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, May 22, 1997, at 1:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 2197 E. Bayshore Road, Palo Alto, California. The Company intends to mail this proxy statement and accompanying proxy card on or about April 14, 1997 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

 	The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners.  The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners.  Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company.
No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

 	Only holders of record of Common Stock at the close of business on April 8,
1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 8, 1997 the Company had outstanding and entitled to vote 4,233,366  shares of Common Stock.

 	Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.


REVOCABILITY OF PROXIES

 	Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 2197
E. Bayshore Road, Palo Alto, CA 94303, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

 	Proposals of  stockholders that are intended to be presented at the Company's
1998 Annual Meeting of Stockholders must be received by the Company not later than November 12, 1997 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                             	PROPOSAL 1

                          ELECTION OF DIRECTORS

  There are five nominees for the Board positions presently authorized in the Company's By-Laws. Kenneth A. Eldred, a director of the Company since July 1988, is retiring from the Board and will not be standing for reelection at the Annual Meeting. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.
Each nominee listed below is currently a director of the Company with the exception of John J. Katsaros.

 	Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below.  In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose.  Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

  Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

                      THE BOARD OF DIRECTORS RECOMMENDS
                  	A VOTE IN FAVOR OF EACH NAMED NOMINEE.
NOMINEES
 	The names of the nominees and certain information about them are set forth below.

                                                PRINCIPAL OCCUPATION/
               NAME        AGE	             POSITION HELD WITH THE COMPANY

      David P. Mans         54                  Chairman of the Board

      James F. Willenborg   52                  Chief Executive Officer
                                                 and Director

      Michael H. Thoma      42                  Vice President of Quality
                                                 Assurance, Secretary, and
                                                 Director

      John J. Katsaros      45                  Director

      Donald F. Wood        42                  Director

 	David P. Mans has served as a member of the Company's Board of Directors since joining the Company in January 1988 and as its Chairman since March 1997. From January 1988 to March 1997, he was President and Chief Executive Officer of the Company. He also served as the Company's Chief Financial Officer from January 1988 to July 1996. Prior to that time, Mr. Mans held the position of Vice President of Power Projects with International Power Technologies, Inc., a co-generation company, and Vice President of Finance at Qume Corp., a computer peripherals company. Mr. Mans has a Bachelors in Electrical Engineering from the University of Michigan and a Masters of Business Administration from Stanford University.

 	James F. Willenborg co-founded the Company and since March 1997 has served as acting Chief Executive Officer. He served as Chairman of the Board of Directors from its inception to March 1997. Since 1993, Mr. Willenborg has also served as Executive Vice President of Sales and Marketing. From 1990 until 1993, Mr. Willenborg served as the Company's Vice President of Marketing.
From 1981 to 1988, Mr. Willenborg was managing general partner of Crosspoint Venture Partners, which he co-founded. Prior to that time, Mr. Willenborg co-founded and was a director of Inmac Corporation. Mr. Willenborg has a Bachelors in Electrical Engineering from Iowa State University and a Masters of Business Administration from Stanford University.

 	Michael H. Thoma co-founded the Company and has served as a member of the Company's Board of Directors and Secretary since its inception. He has served as Vice President of Quality Assurance since March 1997. Mr. Thoma was the Company's Vice President of Product Development from January 1988 to March 1997.

Prior to that time, Mr. Thoma was employed by Lockheed Corporation in various technical capacities. Mr. Thoma holds a Bachelors in Engineering from San Jose State University.

 	John J. Katsaros has been President of Collaborative Marketing, a Silicon Valley based Internet marketing consulting firm since 1993. Prior to founding Collaborative Marketing, Mr. Katsaros was a vice president from 1991 to 1993 at Soft-Switch, a leading electronic messaging software provider. From 1988 to 1991, Mr. Katsaros served as Vice President of Marketing and Sales for Touch Communications, a provider of message switching products. He has a Bachelors and Masters in Electrical Engineering from Lehigh University and an Masters of Business Administration from Santa Clara University.

  Donald F. Wood has served as a director of the Company since November 1995. Mr. Wood has been the Executive Vice President and General Manager of the Ricochet Division of Metricom, Inc. since November 1994. Prior to joining Metricom, Mr. Wood was Director of Marketing at Octel Communications, Inc. from 1989 to November 1994. Mr. Wood is a co-founder and Chairman of the Board of Wood-Howard Products, Inc., a consumer product publishing and licensing company since its inception in 1987. Prior to that time, Mr. Wood served as Vice President of Marketing with International Power Technology, Inc. and was a management consultant with McKinsey & Company. Mr. Wood holds a Bachelors of Arts in Economics and a Master of Business Administration, both from Stanford University.


BOARD COMMITTEES AND MEETINGS

 	During the fiscal year ended December 31, 1996 the Board of Directors held eight meetings. The Board has an Audit Committee and a Compensation Committee.

 	The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained;
and receives and considers the accountants' comments as to internal controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee during the fiscal year ended December 31, 1996 was composed of two non-employee directors: Kenneth A.
Eldred and Donald F. Wood, and met twice during 1996. After the Annual Meeting, the Audit Committee is expected to be composed of two non-employee directors:
John J. Katsaros and Donald F. Wood.

 	The Compensation Committee reviews and recommends to the Board of Director the compensation and benefits of all officers of the Company and reviews general policy relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the issuance of stock options and other awards under the Company's stock plans. The Compensation Committee during the fiscal year ended December 31, 1996 was composed of two non-employee directors: Kenneth A. Eldred and Donald F. Wood, and met twice during 1996. After the Annual Meeting, the Compensation Committee is expected to be composed of John J. Katsaros and Donald F. Wood, both of whom are non-employee directors.

 	During the fiscal year ended December 31, 1996, each director attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                               PROPOSAL 2

            APPROVAL OF THE 1995 EQUITY INCENTIVE PLAN, AS AMENDED

  The Company's 1995 Equity Incentive Plan (the "Equity Incentive Plan") was adopted by the Board of Directors in April 1995. A total of 600,000 shares of Common Stock was reserved for issuance under the Equity Incentive Plan.

  During the last fiscal year, under the Equity Incentive Plan, the Company has granted to all current executive officers as a group awards to receive 30,000 shares at exercise prices of 4.375 per share, to all employees (excluding executive officers) as a group awards to receive 335,450 shares at exercise prices of $ 4.00 to $7.875 per share and to all current directors who are not officers as a group awards to receive 10,000 shares at exercise prices of $ 4.75 per share.

  As of March 21, 1997, options (net of canceled or expired options) covering an aggregate of 349,093 shares of the Company's Common Stock had been granted under the Equity Incentive Plan, of which options to purchase 346,543 shares were outstanding with exercise prices ranging from $3.25 to $14.00. As of March 21, 1997, options to purchase a total of 2,550 shares had been exercised under the Equity Incentive Plan. As of March 21, 1997, and without taking into account the proposed amendment to the Equity Incentive Plan, 257,000 shares (plus any shares that might in the future be returned to the plans as a result of cancellations or expiration of options) remained available for future grant or purchase under the Equity Incentive Plan.

  In April 1997, the Company's Board of Directors adopted an amendment, subject to stockholder approval, to increase the number of shares reserved for issuance under the Equity Incentive Plan by 400,000 shares from 600,000 to 1,000,000 shares and to bring the Plan into conformity with new Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3). The Board adopted this amendment to ensure that the Company can continue to grant stock options to employees at levels determined appropriate by the Board and the Compensation Committee.

  Stockholders are requested in this Proposal 2 to approve the Equity Incentive Plan, as amended. If the stockholders fail to approve this Proposal 2, options to be granted under the Equity Incentive Plan will not qualify as incentive stock options. In addition, income attributable to such stock options will not qualify as performance-based compensation and, in some circumstances, the Company may be denied a business expense deduction for compensation recognized in connection with the exercise of these stock options. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Equity Incentive Plan.


                 THE BOARD OF DIRECTORS RECOMMENDS
                   A VOTE IN FAVOR OF PROPOSAL 2.

      The essential features of the Equity Incentive Plan, as amended, are outlined as below:

GENERAL

  The Equity Incentive Plan provides for the grant or issuance of incentive stock options to employees and nonstatutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to consultants, employees, officers and employee directors. To date only incentive stock options and nonstatutory stock options have been awarded under the Equity Incentive Plan. Incentive stock options granted under the Equity Incentive Plan are intended to qualify as "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Equity Incentive Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of the various awards included in the Equity Incentive Plan.

PURPOSE

  The Equity Incentive Plan was adopted to provide a means by which selected officers and employees of and consultants to the Company and its affiliates could be given an opportunity to receive stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company.

ADMINISTRATION

  The Equity Incentive Plan is administered by the Board of Directors of the Company. The Board has the power to construe and interpret the Equity Incentive Plan and, subject to the provisions of the Equity Incentive Plan, to determine the persons to whom and the dates on which awards will be granted, what type of award will be granted, the number of shares to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award. The Board of Directors is authorized to delegate administration of the Equity Incentive Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the Equity Incentive Plan to the Compensation Committee of the Board. As used herein with respect to the Equity Incentive Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself.

ELIGIBILITY

  Incentive stock options may be granted under the Equity Incentive Plan only to selected key employees (including officers) of the Company and its affiliates. Consultants and selected key employees (including officers) are eligible to receive awards other than incentive stock options under the Equity Incentive Plan.

  No option may be granted under the Equity Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. For incentive stock options granted under the Equity Incentive Plan, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000. In addition, no person shall be eligible to receive options and stock appreciation rights covering more than 5% of the outstanding shares of the Company's common stock in any 12 months period.

STOCK SUBJECT TO THE EQUITY INCENTIVE PLAN

  1,000,000 shares of Common Stock have been reserved for awards under the Equity Incentive Plan, as amended. If awards granted under the Equity Incentive Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such awards again becomes available for issuance under the Equity Incentive Plan.

TERMS OF OPTIONS

  The following is a description of the permissible terms of options under the Equity Incentive Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

  Exercise Price; Payment. The exercise price of incentive stock options under the Equity Incentive Plan may not be less than one hundred percent (100%) of the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the Equity Incentive Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant. At March 21, 1997, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $2.875 per share.

  In the event of a decline in the value of the Company's Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or nonstatutory, with new lower priced options. The Company has provided that opportunity to employees in the past. To the extent required by Section 162(m), an option repriced under the Equity Incentive Plan is deemed to be canceled and a new option granted. Both the option deemed to be canceled and the new option deemed to be granted will be counted against the 5% of outstanding shares that may be made subject to options granted to any person in any 12 month period. The Board also has the authority to include as part of an option agreement a provision entitling the optionee to a further option in the event that the optionee exercises his or her option by surrendering other shares of Common Stock as payment of the exercise price.

  The exercise price of options granted under the Equity Incentive Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board, (i) by delivery of other Common Stock of the Company,
(ii) pursuant to a deferred payment arrangement or (c) in any other form of legal consideration acceptable to the Board.

  Option Exercise. Options granted under the Equity Incentive Plan may become exercisable in cumulative increments ("vest") as determined by the Board.
Shares covered by currently outstanding options under the Equity Incentive Plan typically vest at the rate of 1/60 per month during the optionee's employment or services as a consultant. Shares covered by options granted in the future under the Equity Incentive Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the Equity Incentive Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the employ of the Company before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

  Term. The maximum term of options under the Equity Incentive Plan is ten years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the Equity Incentive Plan terminate three months after the optionee ceases to be employed by the Company or any affiliate of the Company, unless (a) the termination of employment is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination; (b) the optionee dies while employed by the Company or any affiliate of the Company, or within three months after termination of such employment, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within eighteen months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK

  Purchase Price; Payment. The purchase price under each stock purchase agreement will be determined by the Board. The purchase price of stock pursuant to a stock purchase agreement must be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment or other arrangement with the person to whom the Common Stock is sold; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion. Eligible participants may be awarded stock pursuant to a stock bonus agreement in consideration of past services actually rendered to the Company or for its benefit.

  Repurchase. Shares of the Common Stock sold or awarded under the Equity Incentive Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule determined by the Board. In the event a person ceases to be an employee of or ceases to serve as a director of or consultant to the Company or an affiliate of the Company, the Company may repurchase or otherwise reacquire any or all of the shares of the Common Stock held by that person that have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

STOCK APPRECIATION RIGHTS

  The Board may grant stock appreciation rights to employees or directors of, or consultants to, the Company or its affiliates. The Equity Incentive Plan authorizes three types of stock appreciation rights.

  Tandem Stock Appreciation Rights. Tandem stock appreciation rights are tied to an underlying option and require the holder to elect whether to exercise the underlying option or to surrender the option for an appreciation distribution equal to the market price of the vested shares purchasable under the surrendered option less the aggregate exercise price payable for such shares. Appreciation distributions payable upon exercise of tandem stock appreciation rights must be made in cash.

  Concurrent Stock Appreciation Rights. Concurrent stock appreciation rights are tied to an underlying option and are exercised automatically at the same time the underlying option is exercised. The holder receives an appreciation distribution equal to the market price of the vested shares purchased under the option less the aggregate exercise price payable for such shares. Appreciation distributions payable upon exercise of concurrent stock appreciation rights must be made in cash.

  Independent Stock Appreciation Rights. Independent stock appreciation rights are granted independently of any option and entitle the holder to receive upon exercise an appreciation distribution equal to the market price of a number of shares equal to the number of share equivalents to which the holder is vested under the independent stock appreciation right less than fair market value of such number of shares of stock on the date of grant of the independent stock appreciation rights. Appreciation distributions payable upon exercise of independent stock appreciation rights may, at the Board's discretion, be made in cash, in shares of the Common Stock or a combination thereof.

ADJUSTMENT PROVISIONS

  If there is any change in the stock subject to the Equity Incentive Plan or subject to any award granted under the Equity Incentive Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Equity Incentive Plan and awards outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan and the class, number of shares and price per share of stock subject to such outstanding awards.

EFFECT OF CERTAIN CORPORATE EVENTS

  The Equity Incentive Plan provides that, in the event of a dissolution or liquidation of the Company, specified type of merger or other corporate reorganization, to the extent permitted by law, any surviving corporation will be required to either assume awards outstanding under the Equity Incentive Plan or substitute similar awards for those outstanding under such plan, or such outstanding awards will continue in full force and effect. In the event that any surviving corporation declines to assume or continue awards outstanding under the Equity Incentive Plan, or to substitute similar awards, then the time during which such awards may be exercised will be accelerated and the awards terminated if not exercised during such time. The acceleration of an award in the event of an acquisition or similar corporate event may be viewed as an antitakeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

  The Board may suspend or terminate the Equity Incentive Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Equity Incentive Plan will terminate in April 2005.

  The Board may also amend the Equity Incentive Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy Section 422 of the Code, Rule 16b-3, or any Nasdaq or securities exchange listing requirements. The Board may submit any other amendment to the Equity Incentive Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

RESTRICTIONS ON TRANSFER

  Under the Equity Incentive Plan, an incentive stock option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution and, during the lifetime of an optionee, an option may be exercised only by the optionee. A nonstatutory stock option or an independent stock appreciation right may not be transferred except by will or by the laws of descent and distribution or pursuant to a domestic relations order except that an nonstatutory stock option may be transferrable to the extent provided
in the stock option agreement.   In any case, an optionee may designate in
writing a third party who may exercise the option in the event of the optionee's death. No rights under a stock bonus or restricted stock purchase agreement are transferable except where required by law or expressly authorized by the terms of the applicable stock bonus or restricted stock purchase agreement. A tandem stock appreciation right or concurrent stock appreciation right may be transferred only by the method(s) applicable to the underlying option. In addition, any shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

FEDERAL INCOME TAX INFORMATION

  Incentive Stock Options. Incentive stock options under the Equity Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

  There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

  If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. Capital gains currently are generally subject to lower tax rates than ordinary income. The maximum long-term capital gains rate for federal income tax purposes is currently 28% while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

  To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.


  Nonstatutory Stock Options. Nonstatutory stock options granted under the Equity Incentive Plan generally have the following federal income tax consequences:

  There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

  Restricted Stock and Stock Bonuses. Restricted stock and stock bonuses granted under the Equity Incentive Plan generally have the following federal income tax consequences:

  Upon acquisition of stock under a restricted stock or stock bonus award, the recipient normally will recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the stock. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year from the date ordinary income is measured. Slightly different rules may apply to persons who acquire stock subject to forfeiture under Section 16(b) of the Exchange Act.

  Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. Generally, with respect to employees, the Company is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness,
Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the recipient.

  Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards under the Equity Incentive Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

  Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m) of the Code, compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation, provided that: (i) the stock award plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period;
(ii) the per-employee limitation is approved by the stockholders; (iii) the award is granted by a compensation committee comprised solely of two or more "outside directors"; and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant. Restricted stock and stock bonuses qualify as performance-based compensation under these Treasury regulations only if: (i) the award is granted by a compensation committee comprised solely of two or more "outside directors"; (ii) the award is granted

(or exercisable) solely upon the achievement of one or more pre-established, objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain; (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal and any other material terms were in fact satisfied; and
(iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal).



                               PROPOSAL 3

              RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected KPMG Peat Marwick LLP ("KPMG Peat Marwick") as the Company's independent auditors for the fiscal year ending December 31, 1997 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. KPMG Peat Marwick has audited the Company's financial statements since 1992. Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  Stockholder ratification of the selection of KPMG Peat Marwick as the Company's independent auditors is not required by the Company's By-Laws or otherwise. However, the Board is submitting the selection of KPMG Peat Marwick to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG Peat Marwick.



               	   THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF PROPOSAL 3.

                        SECURITY OWNERSHIP OF
               CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 1, 1997 by: (i) each director of the Company; (ii) each of the executive officers named in the Summary Compensation Table in that capacity on March 1, 1997; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.


                                            Beneficial Ownership (1)
                                            Number of    Percent of
  Directors, Officers and 5% Stockholders   Shares       Total

   David P. Mans(2)                         735,233       17.4%

   Mans/Spector Living Trust(2)             496,713       11.7%

   James F. Willenborg(3)                   503,067       11.9%

   Okoboji Trust(3)                         503,067       11.9%

   FMR Corp.
   82 Devonshire Street
   Boston, MA 02109 (4)                     280,700        6.6%

   Paine Webber Group Inc.
   1285 Avenue of the Americas
   New York, NY 10019-6028 (5)              257,300        6.1%

   Kenneth A. Eldred (6)
   1075 Westridge Drive
   Portola Valley, CA 94028                 220,541        5.2%

   Michael H. Thoma(7)                      208,555        4.9%

   Donald F. Wood(8)                         15,872          *

   All executive officers and directors
   as a group (5 persons)(9)              1,683,268       39.8%

_______________________________
* Less than one percent.
 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 4,233,366 shares outstanding on March 1, 1997, adjusted as required by rules promulgated by the SEC.

 (2) Represents (i) 496,713 shares held in Mans/Spector Living Trust u/a, dated August 23, 1990 (the "Mans/Spector Living Trust"), (ii) 119,260 shares held in the Nicole Zeanette Spector Mans Trust, dated August 23, 1990 (the "Nicole Zeanette Spector Mans Trust") and (iii) 119,260 shares held in the Paul Sydney Spector Mans Trust, dated August 23, 1990 (the "Paul Sydney Spector Mans Trust"). David P. Mans is a co-trustee of the Mans/Spector Living Trust and has sole voting and dispositive power with respect to 496,713 shares of the Company's Common Stock. Nicole Zeanette Spector Mans and Paul Sydney Spector Mans, beneficiaries of the Nicole Zeanette Spector Mans Trust and the Paul Sydney Spector Mans Trust, respectively, are children of David P. Mans, a director of the Company. David P. Mans disclaims beneficial ownership of the shares held by the Nicole Zeanette Spector Mans Trust and the Paul Sydney Spector Mans Trust and has no voting and dispositive power with respect to these shares.

(3) Represents 503,067 shares held in the Okoboji Trust, dated June 19, 1985 (the "Okoboji Trust"). James F. Willenborg, Chief Executive Officer and director of the Company is trustee of the Okoboji Trust, a revocable trust for the benefit of James F. Willenborg and his spouse.

                                 (Footnotes continued on following page)

(Footnotes continued from previous page)
(4) Based on a Schedule 13G filed by FMR Corp. on February 14, 1997, FMR Corp. reported that it had sole voting and dispositive power with respect to 280,700 shares of the Company's Common Stock.

(5) Based on a Schedule 13G filed by Paine Webber Group, Inc. on February 13, 1997, Paine Webber Group, Inc. reported that it had soled voting power and shared disposition power with respect to 257,300 shares of the Company's Common Stock.

(6) Represents 220,541 shares held in the Kenneth and Roberta Eldred Revocable Trust u/a, dated November 28, 1983 (the "Kenneth and Roberta Eldred Revocable Trust"). Kenneth A. Eldred, a director of the Company is a co-trustee of the Kenneth and Roberta Eldred Revocable Trust.

(7) Represents 208,555 shares held in the Thoma Revocable Trust, dated December 27, 1995 (the "Thoma Revocable Trust'). Michael Thoma, an officer and director of the Company is a co-trustee of the Thoma Revocable Trust.

(8) Includes 4,000 shares of Common Stock of the Company and 11,872 shares under options exercisable on March 1, 1997 or within 60 days thereafter. Donald F. Wood is a director of the Company.

(9)  Includes shares described in notes 2 through 3, and 6 through 8 above.


         COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(a)

  Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996 all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.


                         EXECUTIVE COMPENSATION

                        COMPENSATION OF DIRECTORS

  Directors do not currently receive any cash compensation from the Company for their service as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board and Committee meetings.

  Each non-employee director of the Company who is first elected as a director after the date of adoption of the 1995 Non-Employee Directors' Stock Option Plan ("the Directors' Plan") automatically will be granted an option to purchase 20,000 shares of the Common Stock upon such election. In addition, each non-employee director will be granted an option to purchase 5,000 shares of Common Stock on each anniversary of the date of his initial grant. All such options vest 48 equal monthly installment commencing on the date of grant. Option grants under the Directors' Plan are non-discretionary.

  During the last fiscal year, the Company granted options covering 5,000 shares to Mr. Wood, a non-employee director of the Company, at an exercise price per share of $4.75 under the Directors' Plan and the Company also granted Mr. Wood 10,000 shares at an exercise price of $4.75 under the 1995 Equity Incentive Plan. The fair market value of such Common Stock on the date of grant was $4.75 per share (based on the closing sales price reported on the Nasdaq National Market for the date of grant). As of March 1, 1997, no options had been exercised under the Directors' Plan.

                     COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

  The following table shows for the fiscal years ended December 31, 1996, 1995, and 1994, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its two other named executive officers (the "Named Executive Officers"):


                        SUMMARY COMPENSATION TABLE

                                                     Number of
                                                     Long-Term
                                                     Compensation
                                                     Awards and
                                                     Securities
    Name            Year Ended   Annual Compensation Underrlying    All Other
Principal Position  December 31,   Salary    Bonus     Options   Compensation(1)
------------------  ------------ ---------  --------- ---------- ---------------
David P. Mans	        1996       $142,000    $10,238(2)     ---     $3,927(3)
President and         1995        142,000     16,893        ---      3,667
Chief Executive       1994        142,000     26,023        ---      3,156
Officer

James F. Willenborg   1996        142,000     10,238(4)     ---      2,510(5)
Executive Vice        1995        142,000     16,489        ---      2,524
President of Sales    1994        142,000     23,404        ---      2,250
and Marketing

Michael H. Thoma      1996        101,381      6,570(6)     ---      1,770(7)
Vice President of     1995         93,274     10,425        ---      1,791
Product Development   1994         91,031     16,450        ---      1,581

____________________________
(1) Except as otherwise noted, consists of payments made as matching contributions, pursuant to the Company's 401(k) Plan (a " Matching 401(k) Contribution") and premium paid on life insurance for the benefit of the named executive officers. The Company's Matching 401(k) Contribution is applied to all 401(k) participating employees.
(2) Consists of $9,886 paid pursuant to an executive bonus plan (an "Executive Bonus") and $352 paid pursuant to a Company-wide profit-sharing plan (a "Profit-Sharing Payment").
(3) Consists of (i) $2,237 paid as a Matching 401(k) Contribution, (ii) $274 paid as premium on the Company-wide term life insurance policy (a "Life Insurance Policy"), and (iii) $1,416 paid as premium on a term life insurance policy on the life of David P. Mans, for which the sole beneficiary is Mr. Mans' spouse.
(4)  Consists of an Executive Bonus of $9,886 and a Profit-Sharing Payment of
     $352.
(5) Consists of $2,237 as a Matching 401(k) Contribution and $273 premium on a Life Insurance Policy.
(6)  Consists of an Executive Bonus of $6,337 and a Profit-Sharing Payment of
     $233.
(7) Consists of $1,556 as a Matching 401(k) Contribution and $214 premium on a Life Insurance Policy.

STOCK OPTION GRANTS AND EXERCISES

  The following tables sets forth details regarding stock options granted to the Named Officers in fiscal year 1996. The Company granted no SARs in fiscal year 1996.

                          Option Grants in Last Fiscal Year

                                  Individual Grants

                                                            Potential Realizable
                              % of Total                      Value at Assumed
                  Number       Options                         Annual Rates of
               of Securities  Granted to                         Stock Price
                Underlying    Employees   Exercise             Appreciation for
                 Options      in Fiscal   or Base  Expiration   Option Term (3)
    Name         Granted (1)   Year(2)    ($/Sh)      Date       5%($)   10%($
-------------  ------------- ----------- --------- ----------- --------  ------

David P. Mans           0          --        --         --         --       --

James F. Willenborg     0          --        --         --         --       --

Michael H. Thoma        0          --        --         --         --       --


_____________________

(1) The option in this table has an exercise price equal to the fair market value on the date of grant. The option becomes exercisable six months after grant date and expires ten years from the original date of grant. This option was granted under the Company's 1995 Equity Incentive Plan.

(2) The Company granted options for 380,450 shares to employees and a non-employee director in fiscal year 1996 under the 1995 Equity Incentive Plan and 1995 Non-Employee Directors' Plan.

(3) Potential realizable value assumes that the stock price increases from the date of grant until the end of the option's term (ten years) at the annual rate specified (5% and 10%). Annual compounding results in total appreciation of 63% (at 5% per year) and 159% (at 10% per year) for options with a ten-year term. The assumed annual rates of appreciation are stipulated by the SEC and do not represent the Company's estimate or projection of the future price of its Common Stock. The Company does not necessarily agree that this method can properly determine the value of an option.



     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUES

  The following table provides information on option exercises in fiscal 1996 by the Named Executive Officers and the value of such officers' unexercised options at December 31, 1996.

                                                 Number of
                                                 Securities          Value of
                                                 Underlying         Unexercised
                                                Unexercised         In-the-Money
                                               Options/SARs at  Options/SARs at
                                                FY-End (#)	        FY-End ($)
                     Shares Acquired  Value     Exercisable/      Exercisable/
      Name           on Exercise(#)  Realized($) Unexercisable 	Unexercisable(1)
-------------------  --------------  ----------- -------------  ----------------

David P. Mans                --             --            --             --

James F. Willenborg          --             --            --             --

Michael H. Thoma             --             --            --             --


__________________
(1) Market value of underlying securities based on the closing price of the Company's Common Stock on December 31, 1996 on the Nasdaq National Market of $4.25 minus the exercise price.

          REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                      ON EXECUTIVE COMPENSATION1

  The Compensation Committee of the Board of Directors ("Committee") for 1996 was composed of Messrs. Eldred and Wood, neither of whom is currently an officer or employee of the Company. The Committee for 1997 will be composed of Messrs. Wood and Katsaros, subject to Mr. Katsaros' election. The Committee is responsible for setting and administering the policies and program governing annual compensation of the executive officers of the Company.

Compensation Philosophy

  The objectives of the compensation program are to align compensation with business objectives and performances and to enable the Company to attract, develop, reward and retain executive officers and key employees who contribute to the long-term success of the Company and to motivate them to enhance long-term stockholder value. A key element of this philosophy is that the Company will compensate competitively with other leading publicly traded technology companies of similar size and will offer stock options and bonuses.

Base Salary

  The salary levels for the Company's executive officers are reviewed on an annual basis, comparing executive salary ranges against market data of companies that compete for the same talent pool (predominantly high-technology and other software companies) and with other companies with annual revenues similar to those of the Company. The Committee also takes into account the overall level of performance of the Company as measured by its operating income. As recommended by the Chief Executive Officer, all executive salaries for fiscal year 1996 remained at 1995 levels, with the exception of the salary of one Vice President that was increased to be more competitive with the salaries of other leading technology companies of similar size. The Chief Executive Officer's salary for 1996 remained the same as in 1995 in light of the equity position he holds with the Company.

  Effective January 1, 1996, the Company adopted the "Senior Management Bonus Plan" to focus the efforts of MySoftware's management toward specific goals and objectives. The Company has previously discontinued the Executive Bonus Plan which was adopted in 1992. Bonus amounts shown in "Summary of Compensation Table," including $9,886 paid to the Chief Executive Officer, represent bonuses earned in prior years.

Profit Sharing Plan

  The Company-wide profit sharing plan applies to all of the Company's regular employees. Effective January 1, 1996, the profit sharing plan does not apply to senior management. This profit sharing plan has two payment periods-December through May and June through November. At the close of business on May 31 and November 30, a profit sharing pool is determined by taking 8% of the previous six months' operating profit. The 8% level was set in at the discretion of the Board of Directors and can be changed at any time. The profit sharing rate for each individual is pro rata based on qualifying salaries. Distributions for the two periods are made on June 15 and December 15, respectively. The profit sharing payment for executive officers listed in the "Summary Compensation Table" represents December 1995's profit sharing portion. Pursuant to the profit sharing plan, Mr. Mans, the Company's Chief Executive Officer, received $352 in 1996.

Long Term Compensation

  No officers received grants under the Company's stock option plans in 1996 with the exception of one Vice President, who joined the Company in 1996 and is not a Named Executive Officer. The Compensation Committee determined that the existing equity ownership of the other officers provided adequate incentive

_______________________
1. The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference on any filing of the Company under the Securities Act of 1933, as amended (the "1933 Act"), or the 1934 Act, whether made before or after the date hereof and irrespective of any genereal incorporation language in any such filing.

to such officers at that time and that their overall compensation package, including equity ownership, was competitive. Stock options are granted to provide long-term incentives that correlate to the growth, success and profitability of the Company, aligning the interest of the Company's executives with its stockholders. Options granted to date are exercisable in the future at the fair market value of the Company's Common Stock as of the date of the grant, so that an executive officer granted an option is rewarded only in the event there is appreciation in the price of the Company's stock.



                                        	Compensation Committee

                                       Kenneth A. Eldred, Chairman
                                       Donald F. Wood




              COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Compensation and Stock Option Committee is a former or current officer or employee of the Company.




                          CERTAIN TRANSACTIONS


  As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damage for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transactions from which the director derives an improper personal benefits. In addition, the Company's Certificate of Incorporation provides that any director or officer who was or is a party or is threatened to be made a party to any action or proceeding by reason of his or her services to the Company will be indemnified to the fullest extent permitted by the Delaware Law.

  The Company obtained directors' and officers' liability insurance ("D&O Insurance") with a policy limit of $3.0 million per year, and expects to continue to carry D&O Insurance for the foreseeable future. In addition, the Company has entered into indemnification agreements with each of its directors and officers under which the Company has indemnified each of them against expenses and losses incurred for claims brought against them by reason of their being a director or officer of the Company.


                                  OTHER MATTERS


  The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.




                                  By Order of the Board of Directors


                                              Michael H. Thoma
                                                Secretary

April  14, 1997